Exhibit 10.1

EMPLOYMENT AGREEMENT

BETWEEN:
BOEING CANADA OPERATIONS LTD.
99 Murray Park Road
Winnipeg, Manitoba, Canada, R3J3M6

(the “Employer”)

AND:
Susan Doniz of
[Address]

(the “Employee”)

(the Employer and the Employee are hereinafter referred to as the “Parties”)

WHEREAS the Employer has offered the Employee the position of Senior Vice President, Information Technology & Data Analytics (“CIO”) and the Employee wishes to accept the Employer’s offer;

NOW THEREFORE in exchange for the good and valuable consideration as set out herein, the Employee agrees to the terms of employment as set forth in this agreement (the “Agreement”):

1.0	EMPLOYMENT
1.1        Subject to the conditions set forth below, the Employee will commence working in the position of CIO on Saturday, May 2, 2020.

1.2         The Employee represents and warrants to the Employer that the Employee has the required skills, core competencies and experience to perform the duties and exercise the responsibilities required of the CIO for the Employer.

1.3        The Employee’s appointment and employment shall be for an indefinite term but subject to termination in accordance with paragraph 4.0.

1.4        The Employee shall report to the President and Chief Executive Officer of The Boeing Company (“CEO”) and shall keep him fully informed of major initiatives on a timely basis.

1.5        During the term of employment the Employee shall well and faithfully serve and devote herself exclusively to the Employer and shall not, during the term or any subsequent renewal terms, be employed or engaged in any capacity in promoting, representing, undertaking, serving or carrying on any other business, without the prior written permission of the CEO.

1.6        In carrying out her duties and responsibilities, the Employee undertakes to comply with all lawful instructions which she may receive from the CEO.

1.7        The Employee agrees and understands that the effective performance of the Employee’s duties requires the highest level of integrity and the Employer’s complete confidence in the Employee’s relationship with other employees of the Employer and with all persons dealt with by the Employee in the course of her employment. The Employee is required to ensure that she conducts herself in a professional, businesslike manner, appropriate to the Employer’s image at all times.

1.8        The Employee acknowledges and agrees to familiarize herself with the business of the Employer, and to comply with all of the Employer’s policies and procedures as adopted and amended from time to time in the complete and absolute discretion of the Employer.

2.0	REMUNERATION AND BENEFITS
2.1        The CIO position is an I1C grade in the Executive Compensation Program. As this role is an Elected Officer of The Boeing Company (“Boeing”), Employee’s employment and terms are subject to approval by the Compensation Committee and the Board of Directors of Boeing. The Board of Directors has approved all actions at this time related to the Employee’s employment. In consideration of the Employee’s undertaking and performance of the obligations contained in this Agreement, the Employer shall compensate the Employee for her services as follows:

(a)
Base Salary: The Employer shall compensate the Employee with a Base Salary of $625,000 USD (converted to $884,875 Canadian Dollars (CAD) based on 1 USD equals 1.4158 CAD conversion) per annum, to be paid in regular installments in accordance with the Employer’s usual practices, and subject to required statutory deductions. Salaries are reviewed annually in accordance with the Employer’s Compensation plan and salary increases are subject to approval from the Compensation Committee. The Employee understands and acknowledges that as she is a “manager” as that term is defined under applicable provincial employment standards legislation, as amended (the “ESA”), she is not eligible for overtime pay.

(b)
Signing Bonus: Employee will receive a cash sign-on payment of $300,000 USD (converted to $424,740 Canadian Dollars based on 1 USD equals 1.4158 CAD conversion), less applicable statutory deductions, within 30 days of Employee’s report-to-work date. In addition, the Employee will receive 1,500 Boeing restricted stock units with three-year ratable vesting. The Employee’s grant date will coincide with her start date (or the next trading day if Employee’s start date is on a weekend) and has been approved by the Compensation Committee of the Boeing Board of Directors. Vesting will be on the first-, second-, and third-year anniversaries of the Employee’s date of grant, assuming continued employment through the applicable vesting dates.

(c)	Incentive Compensation:

(i)
The Employee will be eligible to participate in such annual Employer incentive plans as may be applicable and which provide the opportunity to receive incentive pay as determined by the Employer from time to time. The Employee will have a target annual incentive opportunity of 75% of eligible earnings for the performance period. The annual incentive program rewards previous year performance and will be based on the overall performance of Boeing and an assessment of the Employee’s individual performance. Any annual incentive award earned is paid in cash in March following the year in which they are earned; provided that the Employee’s annual incentive for 2020 only will pay out at no less than full-year target.

(ii)
The Employee will be eligible to participate in such long-term Employer incentive plans as may be applicable and which provide the opportunity to receive incentive pay as determined by the Employer from time to time. The Employee will have a target long-term incentive opportunity of 250% of base salary. The Employee’s long-term incentive for 2020 will be pro-rated based on the Employee’s report-to-work date.

(iii)
The Employee’s participation in such annual and long-term Employer incentive plans is subject to the terms of the plans as amended from time to time. Payments under annual incentive plans and awards under long-term incentive plans are entirely at the discretion of the Employer, and the employee will have no legal, acquired or implicit right to such payments, even if they are made over the course of more than one annual period and the Employer has not declared a reservation of rights with regard to each such payment. Except as expressly required by the ESA, no incentive compensation will be paid or awarded or shall be payable following notification of termination of the Employee’s employment for any reason during or in respect of any common law or contractual period of notice, and the Employee waives any entitlement thereto. The Employer also reserves the right to amend, modify, replace or discontinue these incentive plans at any time. Incentive plan payouts will be subject to all deductions required by law, the terms of the incentive plan, and any other applicable deductions.

(d)
Benefits: The Employee shall be entitled to participate in the benefit plans of the Employer for which she is eligible, as they may exist or be amended in the discretion of the Employer from time to time. The Employer shall make the benefit plans available to the Employee and, where applicable, the Employer shall pay premiums to an insurance carrier of its choice. All decisions regarding eligibility and coverage shall be made by the insurance carrier; the Employer shall not bear any responsibility or liability in connection with the benefit plans during the employment of the Employee or thereafter. The Employer’s obligation to provide benefits shall terminate at the end of the Employee’s statutory notice period.

(e)	Vacation:

(i)
The Employee’s annual vacation entitlement shall be 21 days per annum (“Annual Vacation”). This is in addition to other holidays normally observed by the Employer, including but not limited to all statutory and observed holidays if any. The Employee’s paid vacation entitlement will be adjusted as per the Employer’s vacation policy which may be amended from time to time;

(iii)
The Employee shall take her Annual Vacation at a time or times mutually agreed upon, provided that not more than two weeks shall be taken at any one time without the prior written permission of the Employer.

(f)	Sick Leave:

(i)	The Employer offers annual sick leave, should the need arise, which may be taken as per the Employer’s sick leave policy, as may be amended from time to time.

(g)	DPSP Contribution: The Employee is eligible to participate in the Employer’s DPSP as it may be amended from time to time.

3.0        EMPLOYEE PERFORMANCE AND COMPENSATION REVIEW
3.1        The Performance and Compensation of the Employee shall be reviewed annually in accordance with the Employer’s procedures and policies, as amended from time to time.

4.0	TERMINATION
4.1        The Employer may terminate the Employee without Cause at any time by providing Employee with only the minimum amount of notice or pay in lieu of notice, benefit continuation, severance pay, vacation pay and other minimum entitlements (if and as applicable) that are expressly required to be provided to Employee upon such termination pursuant to the ESA. Employee agrees that upon the payment and provision to Employee of all such minimum entitlements as required by the ESA, the Employer shall have satisfied all of its obligations to Employee in relation to the termination of Employee’s employment, and Employee shall have no further entitlements in respect thereof from the Employer, whether pursuant to common law or otherwise, except for any amounts which are earned, due and remain unpaid at the time of the termination of Employee’s employment.

4.2        Where there is just cause for termination of employment, the Employee will not be entitled to notice or payment in lieu of notice upon the termination of her employment by the Employer. The employment of the Employee shall cease upon receipt of notice that her employment is being terminated for just cause. For the purposes of this Agreement, “just cause” will be defined by the common law.

4.3        The Employee’s employment may be terminated by the Employee by providing one month written notice to the Employer. The Employer may waive this notice requirement by written notice.

4.4        The Employee acknowledges and agrees that she shall promptly resign her employment with the Employer upon receipt of a visa for work authorization in the U.S. and the Employee shall commence employment as an at-will employee for Boeing in the U.S. For purposes of the Employee’s award of restricted stock units, long-term incentive awards, and annual incentives, the Employee’s resignation of employment with the Employer and commencement of employment with Boeing shall be treated as a transfer of employment.

5.0        RETURN OF PROPERTY
5.1        The Employer agrees to reimburse the Employee for expenses incurred by the Employee in accordance with applicable policy up to and including the effective date of termination upon receipt from the Employee of (and the Employee agrees to deliver to the Employer):

(a)	any property of the Employer which may be in the possession or control of the Employee; and

(b)    the repayment of any sums owed by the Employee to the Employer.

6.0	CONFIDENTIAL INFORMATION AND PROPERTY
6.1.        The Employee acknowledges and agrees to be bound by the terms of the Intellectual Property and Confidentiality Agreement to be signed by the Employee.

6.2        The Employee acknowledges and agrees that she will not bring any confidential information from her former employer with her. The Employer does not want the Employee to access or use such information while employed by the Employer. The Employer respects the Employees’ former employer’s rights to its own information and processes and requests that the Employee please take care not to intentionally or inadvertently share such information with the Employer or rely on it in the performance of the Employee’s new job duties and responsibilities for the Employer.

6.3        The Employee acknowledges that as the CIO and in any other position the Employee may hold, a relationship of confidence, trust and fiduciary obligation is created between the Employee and the Employer, and the Employee will acquire information about certain matters and things which are confidential the Employer, and which information is the exclusive property of the Employer including:

(a)	all information defined as Confidential Information in the Intellectual Property and Confidentiality Agreement;

(b)	financial statements, financial books and records, reserve reports and estimates and other related information;

(c)	information containing products, pricing, sales and marketing policies, techniques and concepts, including costing information, in respect of products and services provided to, or by the Employee;

(d)	lists of present and prospective clients and related information, including names and addresses, borrowing habits and preferences of present and prospective clients of the Employer;

(e)	purchasing information, including the names and addresses of present and prospective suppliers of the Employer and prices charged by such suppliers;

(f)	computer systems, computer programs, data, software, system documentation, designs, manuals, databases;

(g)	trade secrets; and

(h)
any other materials or information related to the personnel, business operations, financing or activities of the Employer which are not generally known to others engaged in similar businesses or activities,

(collectively, the “Confidential Information”).

6.4        The Employee acknowledges and agrees that the Confidential Information could be used to the detriment of the Employer. Accordingly, the Employee agrees and undertakes not to disclose the Confidential Information to any third party either during the term of her employment, except as may be necessary in the proper discharge of her employment, or after the term of her employment, however caused, except with the written permission of the Employer.

6.5        The Employee understands and agrees that all items of every and any nature or kind created by the Employee pursuant to the Employee’s employment under this Agreement or furnished by the Employer to the Employee, and all equipment, vehicles, credit cards, books, records, reports, files, manuals and any other documents and confidential information shall remain and be considered the exclusive property of the Employer at all times, and shall be returned to the Employer in good condition promptly on the termination of this Agreement, for any reason.

7.0        NON-SOLICITATION
7.1        The Employee agrees that, except with the prior written consent of the Employer, during the period of the Employee’s employment with the Employer and for the one (1) year period thereafter, the Employee shall not directly or indirectly solicit or attempt to solicit the business or potential business away from the Employer for any purpose or seek to induce the other employees or contractors to leave the employment or engagement of the Employer. For purposes of this Agreement, “business” and/or “potential business” includes any person, corporation, or other entity with respect to which, at any time during the two (2) year period before the termination of her employment with the Employer, the Employee acquired or had access to Confidential Information or had contact as a result of her employment with the Employer; and “employees” or “contractors” mean any employees or contractors of the Employer with whom the Employee had business contact as a result of her employment with the Employer.

8.0	SEVERALBILITY
8.1        In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, or an arbitration tribunal, the remaining provisions, or parts of it, shall be and remain in full force and effect. The parties agree that this agreement is subject to the minimum provisions of the ESA, such that if any provision of the Agreement does not meet the requirements of the ESA, the Agreement will be modified to meet those minimum statutory requirements.

9.0	ENTIRE AGREEMENT
9.1        This Agreement and the Intellectual Property and Confidentiality Agreement constitute the entire agreement between the Parties with respect to the employment of the

Employee and supersedes any and all other agreements, understandings, warranties or representations of any kind, written or oral, expressed or implied.

10.0	CONTINUING COOPERATION
10.1        The Employee agrees that she shall, both during the term of this Agreement and thereafter, fully co-operate with and assist the Employer in the resolution of complaints, claims or disputes against the Employer, including without limitation civil, criminal or regulatory proceedings.

11.0	CONTINUING OBLIGATIONS
11.1        Notwithstanding the termination of this Agreement for any reason whatsoever, the provisions of paragraphs 5, 6, 7, 8, 9, and 10 hereof and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following such termination.

12.0	MODIFICATION, AMENDMENT OR WAIVER
12.1        No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the CEO or Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.0	WAIVER
13.1        A waiver, express or implied, by the Employer of any default of the Employee in the observance or performance of this Agreement shall not constitute or be construed as a waiver or acceptance of any subsequent or other default.

14.0	HEADINGS
14.1        The headings or subheadings appearing in this Agreement are inserted for convenience of reference only and are not to be construed in any way as additions to or limitations of the covenants and terms of this Agreement.

15.0	INDEPENDENT LEGAL ADVICE
15.1        The Employee acknowledges and agrees that she has had the opportunity to seek independent legal advice in relation to the nature, contents, terms and effect of this Agreement and the Employee voluntarily accepted the consideration provided by the Employer for the purpose of entering into this Agreement.

16.0	CONDITIONS
16.1         This Agreement is conditional upon the Employee meeting each of the following conditions: (a) the Employee must sign below indicating Employee’s acceptance of the terms and conditions of this Agreement and return it in accordance with the instructions set out in the offer letter that accompanies this Agreement; and (b) the Employee must complete the background screening process and other conditions of and contingencies related to this Agreement.

17.0        COUNTERPARTS
17.1        This Agreement may be executed in counterparts, and such original executed counterparts together shall constitute one agreement.

18.0        CURRENCY
18.1        All references to currency herein are references to Canadian dollars.

19.0	NOTICE
19.1        Any notice or other communication required or contemplated under this Agreement to be given by one party to the other shall be delivered or mailed by prepaid registered post to the party to receive same at the under noted address, namely:

(a)	To the Employer:
Boeing Canada Operations LTD.
99 Murray Park Road
Winnipeg, Manitoba, Canada, R3J3M6

(b)	To the Employee:
Susan Doniz
[Address]

ACKNOWLEDGEMENT

By signing below, the Employee acknowledges that: (a) the Employee has had sufficient time to review this Agreement; and (b) the Employee has read and understands the terms of this Agreement and the rights and obligations hereunder and agrees to all such terms.

4/28/2020	/s/ Susan Doniz
Date	SUSAN DONIZ

4/29/2020	By:	/s/ Herman Hansen
Date	Name:	Herman Hansen
	Title:	Senior Manager of Human Resources
BOEING CANADA OPERATIONS LTD.